Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement and related Prospectus on Form S-1 of our report dated July 12, 2013 on the balance sheet of Tauriga Sciences, Inc. (formerly Immunovative, Inc.) as of March 31, 2013, and the related statements of operations, stockholders’ deficiency, and cash flows for the year ended March 31, 2013.

Our report dated July 12, 2013 includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Cowan, Gunteski & Co., P.A.

Tinton Falls, NJ
July 19, 2013